Execution Document

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into as of October 21, 2019 by and between NovellusDx Ltd., a company formed under the laws of the State of Israel (“Lender”), and Cancer Genetics, Inc., a Delaware corporation (“Borrower”).

RECITALS

A.  Borrower and Lender are parties to that certain Credit Agreement dated as of September 18, 2018 (the “Credit Agreement”) and Promissory Note dated the same date (the “Note”). There is due under the Note the principal sum of $1,500,000, plus interest accrued thereon (the amount currently due referred to as the “Outstanding Balance”). Borrower and Lender also entered into an Agreement and Plan of Merger dated September 18, 2018, which was previously terminated (the “Merger Agreement”), and a Registration Rights Agreement. The Credit Agreement (as amended hereby), the Note (as amended hereby), the Merger Agreement, the Registration Rights Agreement and all other documents and agreements entered into in connection therewith or related thereto (other than, for the elimination of doubt, this Agreement), are referred to as the “Transaction Documents”.

B.  On July 15, 2019, Borrower entered into a secured creditor asset purchase agreement (the “BioPharma Agreement”) with Partners for Growth IV, L.P., Interpace Diagnostics Group, Inc. (“IDXG”) and a newly-formed subsidiary of IDXG, Interpace BioPharma, Inc. (“Buyer”). Pursuant to the BioPharma Agreement, Buyer issued to the Borrower a promissory note in the initial principal sum of $7,692,300, subject to certain reductions as described in the Borrower’s filings with the SEC (the “Excess Consideration Note”). The Excess Consideration Note will mature on the earlier of the date (i) five (5) business days after the consummation of an investment by Ampersand Capital Partners or any of its affiliates into IDXG or Buyer, following IDXG receiving the approval of its shareholders of the issuance of shares of its common stock in connection therewith and (ii) July 15, 2022.

C.  As a result of the transactions described in B above, Borrower and Lender believe they will be able to, and have agreed to settle all claims between them and terminate the Credit Agreement and Note as set forth in this Agreement, and exchange mutual releases subject to the terms, conditions and understandings set forth herein.

D.  Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.  Initial Payment. On the date hereof, Borrower is paying to Lender $100,000 against the principal balance of the Note by wire transfer to an account designated in writing by Lender on or prior to the date hereof.

2.  Standstill. For a period beginning as of the date hereof and ending on February 28, 2020 (the “Standstill Period”), Lender will not demand payment of any portion of the Note in cash (the “Standstill”). Notwithstanding the foregoing, the Standstill shall immediately and automatically terminate five (5) business days after Borrower receives one or more payments aggregating at least $5.0 million with respect to the Excess Consideration Note if the payment required under Section 3(a) below has not yet been made.

3.  Future Payments. In exchange for the discharge and forgiveness of all amounts due under the Credit Agreement and the Note, and the releases contemplated hereunder, Borrower agrees to make the following payments to Lender:

a)	On the fifth (5th) business day after Borrower’s receipt of one or more payments aggregating at least five million dollars ($5,000,000) from Buyer on Buyer’s obligations under the Excess Consideration Note, (such 5th day, the “One Million Payment Date”), Borrower shall pay Lender the sum of one million dollars ($1,000,000) (the “One Million Payment”) in cash by wire transfer of immediately available funds to an account designated in writing by Lender.

b)	On the One Million Payment Date and payment by Borrower and receipt by Lender of the One Million Payment, the Credit Agreement and the Note will be deemed modified as set forth herein and as provided in Exhibit A annexed hereto such that, in lieu of all obligations currently and then existing under the Credit Agreement and the Note, Borrower’s sole obligation shall be that commencing one month after the One Million Payment Date and receipt by Lender of the One Million Payment from the Borrower, on each of the first nine monthly anniversaries of the One Million Payment Date, Borrower shall pay Lender the sum of Fifty Thousand Dollars ($50,000) (or an aggregate of Four Hundred Fifty Thousand Dollars ($450,000) to be paid pursuant to this clause (b) and under the Credit Agreement and Note as modified hereunder), in each case in cash by wire transfer of immediately available funds to an account designated in writing by Lender.

4.  Amendment and Cancellation of Credit Agreement and Note.

(a)	The parties agree that immediately upon the payment by Borrower of the One Million Payment, the Credit Agreement and Note shall be amended effective immediately upon such payment with no further action by the parties being required (i) so that the total amount due thereunder shall at such time be reduced to $450,000, and (ii) as set forth in Exhibit A.

(b)	The parties agree that immediately upon the final payment by Borrower pursuant to Section 3(b) above, the Credit Agreement and Note shall be terminated, and all of Borrower’s obligations thereunder shall be deemed discharged and forgiven. Lender shall physically deliver the original Note to the Borrower marked “Cancelled” promptly following its receipt of the last such payment; provided that the failure of Lender to physically deliver such original Note shall not affect the termination and discharge of the Credit Agreement and Note as provided herein, nor the effectiveness of the releases contained in Section 5 below, nor shall such failure modify, amend, waive or otherwise affect any of Borrower’s obligations hereunder.

5.  General Releases.

(a)  Lender’s Release of Borrower. On the One Million Payment Date, upon Borrower making the One Million Payment, Lender, on behalf of itself, its predecessors, successors, affiliates, principals and assigns, (collectively, the “Lender Releasing Parties”), shall be deemed to have fully and irrevocably released and discharged Borrower together with its predecessors, successors, affiliates, and assigns, its direct and indirect subsidiary companies and companies under common control with any of the foregoing, and its past, present, and future officers, directors, managers, shareholders, interest holders, attorneys, agents, employees, representatives, and any person acting by, through, under, or in concert with them (collectively, the “Borrower Released Parties”) from any and all claims, rights, demands, actions, suits, causes of action, grievances, liabilities, obligations, controversies, damages, costs, expenses, losses, and debts, of any nature whatsoever, known or unknown, contingent or definitive, direct or indirect, conditional or unconditional, that the Lender Releasing Parties had, have, or may have against the Borrower Released Parties, including but not limited to claims in respect of any breach or alleged breach by Borrower under the Credit Agreement, the Note, the Registration Rights Agreement, the Merger Agreement or the other Transaction Documents, in each case occurring prior to the date hereof, (the “Lender Released Claims”). The Lender Released Claims include those of which the Lender Releasing Parties are presently unaware or which the Lender Releasing Parties do not presently expect to exist and which, if known to the Lender Releasing Parties, would materially affect their release of the Borrower Released Parties.

(b)  Borrower’s Release of Lender. On the One Million Payment Date, upon Borrower making the One Million Payment, Borrower, on behalf of itself, its predecessors, successors, affiliates, principals and assigns (collectively, the “Borrower Releasing Parties”), shall be deemed to have fully and irrevocably released and discharged Lender, together with its predecessors, successors, affiliates, and assigns, its direct and indirect subsidiary companies and companies under common control with any of the foregoing, and its past, present, and future officers, directors, managers, shareholders, interest holders, attorneys, agents, employees, representatives, and any person acting by, through, under, or in concert with them (collectively, the “Lender Released Parties”) from any and all claims, rights, demands, actions, suits, causes of action, grievances, liabilities, obligations, controversies, damages, costs, expenses, losses, and debts, of any nature whatsoever, known or unknown, contingent or definitive, direct or indirect, conditional or unconditional, that the Borrower Releasing Parties had, have, or may have against the Lender Released Parties, including but not limited to claims in respect of any breach or alleged breach by Lender under the Credit Agreement, the Note, the Registration Rights Agreement, the Merger Agreement or the other Transaction Documents, in each case occurring prior to the date hereof (the “Borrower Released Claims”). The Borrower Released Claims include those of which the Borrower Releasing Parties are presently unaware or which the Borrower Releasing Parties do not presently expect to exist and which, if known to the Borrower Releasing Parties, would materially affect their release of the Lender Released Parties.

(c)  No Release of Claims Relating to this Agreement. Notwithstanding anything in this Agreement to the contrary, the releases set forth in Sections 5(a) and 5(b) above shall not apply to Borrower’s obligation to make the payments aggregating $450,000 required under Section 3(b) hereof and the amended Credit Agreement and Note or any of the Parties’ other obligations under this Agreement.

(d)  Reaffirmation Document. Immediately following Lender’s receipt of the final payment contemplated by Section 3(b) hereof and under the amended Credit Agreement and Note, Borrower and Lender shall exchange a form of mutual release reaffirming the releases contemplated by this Section 5 as of the One Million Payment Date, but without the exceptions set forth in Section 5(c).

6.  Optional Conversion Upon Payment Default.

(a)  In connection with the amendments to the Credit Agreement and Note effected hereby, if Borrower fails to make any payment against the $450,000 balance required pursuant to Section 3(b) hereof and the amended Credit Agreement and Note, within five (5) business days of any payment due date, then, at any time thereafter if the amount is still unpaid, Lender may deliver to Borrower written notice of Lender’s election to convert (the “Conversion Notice”) all, but not less than all, of the amounts then owing and unpaid pursuant the amended Credit Agreement and Note into a number of shares (“Conversion Shares”) of Borrower’s Common Stock, equal to the aggregate amount due and unpaid thereunder divided by $ 0.15 (15 cents). The date on which Lender delivers a Conversion Notice to Borrower is the “Conversion Date”. The Conversion Notice shall be in the form reasonably acceptable to Borrower and shall also attach a reaffirmation of the representations set forth in Section 7.

(b)  Lender agrees that any issuance to it of Conversion Shares shall be made in compliance with all applicable rules of Nasdaq, and that it shall sell any Conversion Shares only in accordance with all applicable federal and state securities laws.

(c)  Lender and Borrower agree that for the purposes of Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the holding period of the Note and any Conversion Shares commenced on September 18, 2018, which date is the date that the Note was originally issued to, and paid for by, Lender. Borrower agrees not to take a position contrary to this Section 6(c) in any document, statement, setting, or situation. Borrower agrees to take all action necessary to issue the Conversion Shares without restriction, and not containing any restrictive legend without the need for any action by Lender; and Borrower shall cause its counsel to promptly provide any opinion required by Borrower’s transfer agent such that the transfer agent may issue the Conversion Shares to Lender without restriction, restrictive legends or stop orders. Additionally, Borrower shall instruct its transfer agent that it may accept such an opinion from counsel to Lender, which opinion shall not be subject to Borrower’s review, consent or approval. In furtherance thereof, counsel to Lender may, in its sole discretion, provide an opinion that: (a) the Conversion Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and (b) the transactions contemplated hereby and all other documents associated with this transaction comport with the requirements of Section 3(a)(9) of the Securities Act. Borrower represents that it is not subject to Rule 144(i). Lender agrees to provide counsel with a customary Rule 144 representation letter in connection with a request that it issue any opinion hereunder. The Conversion Shares if issued in accordance with the terms hereof and the amended Credit Agreement and Note will be issued in substitution of and exchange for and not in satisfaction of the Note. Neither the Note as amended hereby nor the Conversion Shares will constitute a novation or satisfaction and accord of the Note.

(d)  Borrower represents and warrants to Lender that the Conversion Shares have been duly authorized and, if and when issued to Lender in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable. Borrower shall use reasonable efforts to satisfy the current public information requirement under Rule 144(c) until the earlier of (i) the date on which Borrower has paid to Lender all amounts required by Section 3(b) and (ii) the date on which Lender shall have sold all Conversion Shares. Borrower acknowledges and agrees that so long as Lender does not own beneficially more than 9.99% of the issued and outstanding Borrower Common Stock (the “Maximum Percentage”), Lender is not and will not be an “affiliate” of Borrower (as defined under Rule 144). Promptly, and in any event on or prior to the second (2nd) business day immediately following Lender’s delivery of a Conversion Notice and the opinion contemplated by Section (c) above, and provided that at such time Lender does not beneficially own Borrower Common Stock in excess of the Maximum Percentage, Borrower shall cause) its transfer agent to issue such Conversion Shares free and clear of all restrictive legends and stop orders as directed by Lender or its applicable agents. Without the prior written consent of Lender, neither Borrower nor any of its officers, directors, agents or representatives shall provide Lender with any material non-public information regarding Borrower. If, in contravention of the immediately preceding sentence, Borrower provides Lender with any such material non-public information, Borrower shall promptly, and in any event within four (4) business days, publicly disclose such information in any manner compliant with Regulation FD.

7.  Representations, Warranties, and Agreements of Lender. As a condition precedent to the issuance of any Conversion Shares, Lender shall represent and warrant to, and covenant and agree with, Borrower as follows, in the Conversion Notice:

(a)  Acquisition of Shares Entirely for Own Account. The Conversion Shares are being or will be issued to Lender in reliance upon Lender’s representations to Borrower that the Conversion Shares will be acquired by Lender for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, other than in compliance with all applicable federal and state securities laws.

(b)  Access to Information. Lender has had an opportunity to ask Borrower and its officer’s questions and receive answers regarding Borrower’s business, management, and financial affairs, and the terms and conditions of the purchase of the Conversion Shares.

(c)  Restricted Securities. Lender understands that the Conversion Shares have not been, and will not be, registered under the Securities Act. Lender understands that the Conversion Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Lender must hold the Conversion Shares indefinitely unless the Conversion Shares are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Lender acknowledges that Borrower has no obligation to register or qualify the Conversion Shares for resale. Lender does not have a short position with respect to any Borrower Common Stock.

(d)  Accredited Investor. Lender is and will continue to be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)  Beneficial Ownership. Upon issuance of the Conversion Shares, Lender will beneficially own less than 9.9% of Borrower’s Common Stock.

8.  Warranties. Each Party represents and warrants that:

(a)  The Party has had the opportunity to consult an attorney with respect to the terms, conditions, and effect of this Agreement;

(b)  The Party has fully investigated all the facts and circumstances surrounding the terms of this Agreement and is satisfied that it is fully informed of the terms, conditions, and effect of this Agreement;

(c)  The Party is relying on its own judgment in deciding to execute this Agreement and has not been influenced by any statement or representation made by or on behalf of the other Party to this Agreement;

(d)  The Party has not assigned or transferred any of the claims, demands, actions, or rights being released by such Party pursuant to this Agreement and covenants not to sue or prosecute, institute or cooperate in the institution, commencement, filing or prosecution of any suit or proceeding in any forum based upon or related to any claim being released herein; and

(e)  The Party has full and complete authority to enter into this Agreement, to release the claims such Party will be releasing, and to execute this Agreement. Such Party’s entering into this Agreement and performing its obligations hereunder has been duly authorized by all corporate and other required action on the part of such Party’s board of directors or other applicable governing body, and this Agreement, when duly executed and delivered by such Party, shall be a valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms.

9.  Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws of such state that would cause the application of the laws of any other jurisdiction. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 15 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.  Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

11.  Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

12.  Entire Agreement. This Agreement supersedes all other prior oral or written agreements between Borrower, Lender, its affiliates and persons acting on its behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Lender nor Borrower makes any representation, warranty, covenant or undertaking with respect to such matters.

13.  Amendments. This Agreement may be amended, modified, or supplemented only by written agreement of the parties. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

14.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

15.  Notices. Unless otherwise specifically provided for herein, all notices, demands or requests required or permitted under this Agreement to be given to Borrower or Lender shall be given as set forth as follows:

If to Borrower:

201 Route 17 North, 2nd Floor

Rutherford, NJ 07070, USA

Attention: John A. Roberts, President & CEO

Facsimile: (201) 528-9201

Email: jay.roberts@cgix.com

If to Lender:

Jerusalem Bio-Park

Hadassah Ein Kerem campus, 1st Kiryat Hadassah

Minrav Building

Jerusalem, Israel, 9112001

Attention: Michael Vidne, CEO

E-mail: michael@novellusdx.bio

16.  Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

BORROWER:

CANCER GENETICS, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

LENDER:

NOVELLUSDX LTD.

By:	/s/ Michael Vidne
Name:	Michael Vidne
Title:	Chief Executive Officer

EXHIBIT A

AMENDMENTS TO CREDIT AGREEMENT AND NOTE

The parties agree that, immediately upon Borrower’s payment to Lender of the One Million Payment, the Credit Agreement shall be deemed amended as follows with no further action required by any party:

1.	Article I is amended to incorporate all definitions in that certain Settlement Agreement, dated October 21, 2019, to which this Exhibit is annexed. All defined terms no longer used in the Credit Agreement or Note, as amended hereby, shall be deemed deleted.

The definition of Maturity Date shall be deleted in its entirety, and in its place, it shall read as follows: “Maturity Date” means the date that is nine (9) months after the One Million Payment Date.

The definition of Specified Event of Default shall be deleted in its entirety and in its place, it shall read as follows: “Specified Event of Default” shall mean any Event of Default occurring under Section 8.2 (failure to pay when due) and Section 8.6 (bankruptcy), or Section 8.7 (involuntary bankruptcy and non-bankruptcy events).

2.	Article II – Sections 2.1 shall be deleted in its entirety and in its place, it shall read as follows: “As of the date hereof, the principal amount of the Loan is $450,000 and no other amount is due hereunder. ”

3.	Section 2.3 shall be deleted in its entirety and in its place, it shall read: “Interest Rate. No interest shall accrue on the Loans due hereunder. All references to interest under the Credit Agreement and Note are hereby deleted.”

4.	Section 2.5 is hereby amended to provide that notwithstanding anything in the Note or the Lender’s records, the total amount due under the Credit Agreement and on the Note as of the One Million Payment Date is $450,000 in the aggregate, and all other amounts due or which may have been due prior to such date are discharged, waived and/or forgiven.

5.	Section 2.6 is deleted.

6.	Section 2.7 is deleted in its entirety, and in its place, it shall read as follows: “Commencing one month after the One Million Payment Date, on each of the first nine monthly anniversaries of the One Million Payment Date, Borrower shall pay Lender the sum of Fifty Thousand Dollars, ($50,000) (or an aggregate of Four Hundred Fifty Thousand Dollars ($450,000)).

7.	Article IV, Section 5.1 and Article VI are deleted in their entireties.

8.	Section 7.1 shall be deleted in its entirety and in its place, it shall read: Optional Conversion Upon a Specified Event of Default. If a Specified Event of Default shall have occurred, then, at any time thereafter, Lender may deliver to Borrower written notice of Lender’s election to convert (the “Conversion Notice”) all, but not less than all, of the Loans then outstanding and unpaid (collectively, the “Converted Loan”), into shares of Borrower Common Stock (“Conversion Shares”), in which case the entire aggregate principal amount of the Converted Loan shall convert into a number of Conversion Shares equal to the aggregate principal amount of such Converted Loan, together with all accrued and unpaid interest thereon, divided by $ 0.15 (15 cents). The date on which Lender delivers a Conversion Notice to Borrower is the “Conversion Date”. The Conversion Notice shall specify: (i) the aggregate principal amount of and the aggregate amount of accrued and unpaid interest on the Converted Loan; (ii) the number of Conversion Shares issuable in respect of such Conversion Notice; (iii) the name of the Person to whom the Conversion Shares shall be issued (if other than Lender); and (iv) the physical address or electronic delivery instructions to which Borrower shall deliver such Conversion Shares.

9.	Sections 7.3 and 7.4 are deleted and the method and issuance of the Conversion Shares shall be governed by the terms of the Settlement Agreement.

10.	Article VIII is amended to delete in its entirety Sections 8.1, 8.3, 8.4, 8.5, 8.8, 8.9, 8.10, 8.11, 8.13 and 8.14.

11.	Article IX – Section 9.1 is amended to delete the phrase “including without limitation all accrued and unpaid interest”.

12.	Article X is amended to delete in its entirety paragraphs, 10.2, 10.7 and 10.25.

13.	Section 10.5 shall be amended to also refer to the Settlement Agreement in addition to the Loan Documents

14.	Section 10.19 shall be amended such that any defenses provided by the Settlement Agreement are not waived.

15.	Section 10.23 shall be deleted in its entirety and in its place, it shall read: Inconsistencies. All provisions of the Loan Documents shall be construed as being supplementary and complementary to, and cumulative with, the provisions of the other Loan Documents. However, if there should be an irreconcilable inconsistency between provisions of the Loan Documents, the terms and provisions of the Settlement Agreement shall govern.

The parties agree that, immediately upon Borrower’s payment to Lender of the One Million Payment, the Note shall be deemed amended as follows with no further action required by any party:

1.	The Heading shall be deleted.

2.	The first 2 paragraphs of the Note shall be deleted and in its place, it shall read:

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to NovellusDX, Ltd., or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of $450,000, being the amount due this date under that certain Credit Agreement, dated as of September 14, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including pursuant to a Settlement Agreement dated this date, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and between the Borrower and the Lender.

No interest shall accrue on the Loan. All payments of principal shall be made to the Lender in Dollars in immediately available funds.

3.	The 4th paragraph of the Note shall be deleted and in its place, it shall read: This Note is the Note referred to in the Credit Agreement and the holder is entitled to the benefits thereof.